Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Green China Resources Inc. and
Shine Media Acquisition Corp.

We hereby consent to the use in this Registration Statement under the Securities Act of 1933 on Form S-4 (the “Registration Statement”) of our reports dated June 19, 2008 on the financial statements of Jiangsu Sunshine Zoology and Forestry Development Co., Ltd. for the years ended December 31, 2006 and 2007 and China Greenscape Co. Ltd. for the period from February 5, 2007 (date of inception) to December 31, 2007 and period from January 01, 2008 to March 31, 2008 which appears on such Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/S/ UHY Vocation HK

UHY VOCATION HK CPA LIMITED
(formerly known as UHY ZTHZ HK CPA LIMITED)
Hong Kong

June 20, 2008